EXHIBIT 99.1
                              SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
STURM, RUGER ANNOUNCES APPOINTMENT OF MICHAEL O. FIFER AS
CHIEF EXECUTIVE OFFICER
SOUTHPORT, CT — September 13, 2006 — Sturm, Ruger & Co., Inc. (NYSE:RGR) today announced the appointment of Michael O. Fifer to serve as its Chief Executive Officer, effective September 25, 2006.
During his career, Michael Fifer has held a number of general management positions in companies serving consumer, technology, and industrial markets. He was most recently President of the Engineered Products Division of Mueller Industries, Inc., where his business units had significant improvements in earnings during his tenure. He also led the acquisitions of two new business units which expanded Mueller’s operations into Mexico and China. Prior to joining Mueller, Mr. Fifer was President, North American Operations, Watts Water Technologies. While at Watts, he completed numerous acquisitions; led long-term strategy development, business integration and working capital initiatives; and successfully turned around several under-performing business units. This culminated in record sales and operating earnings for his divisions. Prior to Watts, Mr. Fifer held executive management positions in several private companies and served in the U. S. Navy as a submarine officer. Mr. Fifer earned an MBA from the Harvard Business School in 1985 and a BS in Physics from the U. S. Naval Academy in 1978.
Michael Fifer is only the third Chief Executive Officer in the Company’s 57 year history, succeeding William B. Ruger (1949 — 2000), and William B. Ruger, Jr. (2000 — 2006). Sturm, Ruger President Stephen L. Sanetti served as Interim Chief Executive Officer in 2006 while the Board conducted a careful search for its next CEO. Mr. Sanetti will continue to serve as the Company’s President and General Counsel, working closely with Mr. Fifer.
“Mike Fifer is the ideal choice to be Sturm, Ruger’s next CEO,” said Sturm, Ruger Chairman VADM (Ret) James E. Service. “His skill sets encompass all those traits of experience, character, leadership, and financial acumen which the Board of Directors mandated for its next CEO. Mike’s abilities complement in superb fashion the vast body of industry experience and product knowledge held by our other leaders within the Company,” Admiral Service commented.

“I am pleased and honored to be a key part of the new team now heading the nation’s finest firearms manufacturer”, said CEO — elect Fifer. “Working closely with our newly reconstituted Board of Directors, Ruger President Steve Sanetti, and many other Company leaders, I look forward to leading Sturm, Ruger into its very promising future.”
“The saga of Sturm, Ruger in the 21st Century is just beginning,” Mr. Fifer added. “I see many opportunities at Ruger to improve operations, revitalize our sales and marketing, and improve shareholder returns. We will remain ever faithful to Bill Ruger’s legacy of ‘designing quality Ruger firearms to such a standard that we would own them even if they were made by a competitor.’ That is the sincerest compliment to his legacy I can think of, and we will build on it to make a great firearms company even better,” Mr. Fifer concluded.
Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Co., Inc.
Arms Makers for Responsible Citizens®
The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as turnover of members of the Board of Directors, officers, and other key personnel, market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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